EXHIBIT 99.1


                                  NEWS RELEASE

                                                    Investor Relations Contacts:
                                Susan Spratlen or Chris Paulsen   (972) 444-9001

                    Pioneer Announces Executive Appointments

Dallas, Texas, November 18, 2004 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that Timothy L. ("Tim") Dove has been named President and Chief Operating Officer and Richard P. ("Rich") Dealy has been named Executive Vice President and Chief Financial Officer. Both positions will report to Scott D. Sheffield, Pioneer's Chairman and CEO.

As President and COO, Mr. Dove will be responsible for all of Pioneer's oil and gas assets and operations, both domestic and international, and for the Company's engineering and oil and gas marketing activities. Mr. Dove was formerly Pioneer's Executive Vice President and CFO.

"As an integral part of our management team for many years, Tim has earned our respect as a strategic leader with a broad depth of knowledge," stated Mr. Sheffield. "I am confident that our asset teams will benefit from his leadership, and I look forward to continuing to work with Tim to increase Pioneer's value for our stakeholders and employees."

Mr. Dealy, currently Pioneer's Vice President and Chief Accounting Officer, will replace Mr. Dove as CFO, and Darin G. Holderness has agreed to join the Company as Vice President and Chief Accounting Officer. He will report to Mr. Dealy.

"Rich is a valued member of Pioneer's management team, and I'm certain that with his financial experience and leadership skills, he will continue to serve the Company well as CFO. We also welcome Darin to Pioneer to head up our accounting group, and are pleased to be gaining the benefit of his extensive industry experience," stated Mr. Sheffield.

Mr. Dove has been with Pioneer for the past 10 years serving in various vice president roles with responsibility for international activities and business development and has served as Executive Vice President and CFO since 2000. Prior to joining Pioneer, he was with Diamond Shamrock and its successor, Maxus Energy, serving in various capacities in international exploration and production, marketing, refining, and planning and development. Mr. Dove earned his Bachelor of Science degree in mechanical engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. from the University of Chicago in 1981.

Mr. Dealy joined Pioneer's accounting team in 1992 and was promoted to Vice President and Chief Accounting Officer in 1998 having served as Controller since 1995. He is a Certified Public Accountant, and prior to joining Pioneer, he was with KPMG Peat Marwick. Mr. Dealy graduated with honors from Eastern New Mexico University with a Bachelor of Business Administration degree in Accounting and Finance.

Mr. Holderness is also a Certified Public Accountant and joins Pioneer with 18 years of industry accounting experience, most recently as Vice President, Finance and Treasurer of Basic Energy Services, Inc. He joined a predecessor of Pure Resources, Inc. in 1998 as an officer and Assistant Controller and became Vice President and Controller in 2002. He began his professional career with KPMG Peat Marwick in 1986 after graduating from Boise State University with a Bachelor of Business Administration degree in Accounting.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.


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Except for historical  information contained herein, the statements in this News
Release are forward-looking statements that are made pursuant to the Safe Harbor
Provisions   of  the  Private   Securities   Litigation   Reform  Act  of  1995.
Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete
its  development  projects  as  scheduled,   access  to  and  cost  of  capital,
uncertainties   about   estimates  of  reserves,   quality  of  technical  data,
environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.




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